Exhibit 3.1

AMENDMENT NO. 1 TO BYLAWS
OF

CLEANCORE SOLUTIONS INC.

This Amendment No. 1 to Bylaws (this “Amendment”) of CleanCore Solutions, Inc., a Nevada corporation (formerly CC Acquisition Corp.) (the “Corporation”), is effective as of October 22, 2025 (the “Effective Date”).

WHEREAS, Section 9.1 of the Bylaws of the Corporation in effect immediately prior to the Effective Date (the “Current Bylaws”) provides, in relevant part, that the Current Bylaws may be amended or modified by a vote of the Board of Directors of the Corporation (the “Board”); and

WHEREAS, the Board desires to amend the Current Bylaws as set forth in this Amendment.

NOW, THEREFORE, the Current Bylaws are hereby amended as follows, effective as of the Effective Date.

1.	Amendment to Bylaws. The first sentence of Section 2.5 of the Current Bylaws (as so amended, the “Bylaws”) is hereby deleted in its entirety and replaced with the following:

“At all meetings of the stockholders, the presence in person or by proxy of the holders of one-third of the shares issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws.”

2.	Effect on Bylaws. The terms of this Amendment shall modify and amend the terms of the Current Bylaws to the extent expressly modified and amended herein, but every other term and condition contained in the Current Bylaws is hereby ratified, affirmed, remains in full force and effect and shall remain unchanged unless expressly amended or modified hereby or by another written instrument entered into in accordance with the terms of the Bylaws.

3.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any conflict of laws principles that would result in the application of the laws of any jurisdiction other than the State of Nevada.

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CERTIFICATE OF ADOPTION OF

AMENDMENT NO. 1 TO BYLAWS
OF

CLEANCORE SOLUTIONS INC.

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of CleanCore Solutions Inc., a Nevada corporation (the “Corporation”), and that the foregoing Amendment No. 1 to Bylaws was adopted as part of the Corporation’s Bylaws as of the date hereof by the Corporation’s Board of Directors.

The undersigned has executed this Certificate as of October 22, 2025.

/s/ David Enholm
David Enholm
Secretary